EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-274071 on Form S-6 of our report dated October 10, 2023, relating to the statements of financial condition, including the portfolios of investments of Morgan Stanley Portfolios, Series 68, comprising Quality Dividend Strategy, Series 10 and Growth at a Reasonable Price Strategy, Series 6, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
October 10, 2023